Exhibit 5.1

September 29, 2021

Board of Directors

Accretion Acquisition Corp.

410 17th Street #1110

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to Accretion Acquisition Corp., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 17,250,000 Units (including 2,250,000 Units subject to an over-allotment option described in the Registration Statement) (the “Units”), with each Unit consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), one right to receive one-tenth of one share of Common Stock (the “Right”), and one-half of one warrant to purchase one share of Common Stock (the “Warrants”) on terms described in the Registration Statement.

The Units are to be issued pursuant to the Registration Statement and the Underwriting Agreement by and between the Company and the underwriters named therein and described in the Registration Statement (the “Underwriting Agreement”). The Rights are to be issued pursuant to a Rights Agreement (the “Rights Agreement”) between the Company and Continental Stock Transfer & Trust Company (the “Rights Agent”). The Warrants are to be issued pursuant to a Warrant Agreement (the “Warrant Agreement”) between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agent”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Securities and Exchange Commission as conformed and certified or reproduced copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Company to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Davis Graham & Stubbs LLP ▪ 1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303.892.9400 ▪ fax 303.893.1379 ▪ dgslaw.com

Accretion Acquisition Corp.

September 29, 2021

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) when the Registration Statement becomes effective under the Securities Act, the Units are issued, delivered and paid for as contemplated by the Registration Statement, the Rights and the Rights Agreement are validly executed and delivered by the Rights Agent, and the Warrants and the Warrant Agreement are validly executed and delivered by the Warrant Agent, (a) such Units, and the Rights and Warrants comprising part of such Units, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (b) the Common Stock comprising a part of such Units will be validly issued, fully paid and non-assessable (ii) when the Registration Statement becomes effective under the Securities Act, the Rights are issued, delivered and paid for as part of the Units, and assuming that the Rights and the Rights Agreement have been validly executed and delivered by the Rights Agent, the shares of Common Stock issuable upon the consummation of an initial business combination and upon surrender of the Right in the manner described in the Registration Statement and the Rights, will be validly issued, fully paid and non-assessable, and (iii) when the Registration Statement becomes effective under the Securities Act, the Warrants are issued, delivered and paid for as part of the Units, and assuming that the Warrants and the Warrant Agreement have been validly executed and delivered by the Warrant Agent, the shares of Common Stock issuable upon exercise of such Warrants, when issued and sold in accordance with and in the manner described in the Registration Statement and the Warrants, will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.            The legal, valid and binding nature of any obligation of the Company may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), limits under Federal and state securities laws on the enforceability of any indemnification or contribution provisions, and limits on the availability of the remedy of specific performance and injunctive and other forms of equitable relief, which may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

B.            The foregoing opinion is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), the laws of the State of New York and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

C.            This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

Accretion Acquisition Corp.

September 29, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ DAVIS GRAHAM & STUBBS LLP
Davis Graham & Stubbs LLP